Exhibit 10.4

FIRST AMENDMENT TO THE

FOX CORPORATION 2019 SHAREHOLDER ALIGNMENT PLAN

This First Amendment (this “Amendment”) to the Fox Corporation 2019 Shareholder Alignment Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Fox Corporation, a Delaware corporation (the “Company”), effective as of the Effective Time. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Company, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC and Roku, Inc., a Delaware corporation (“Roku”), are parties to that certain Agreement and Plan of Merger, dated as of June 14, 2026 (the “Merger Agreement”), pursuant to which, among other things and on the terms and subject to the conditions set forth therein, the Company will acquire Roku. Capitalized terms used in these recitals and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, Roku sponsors the Roku, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Roku Plan”), which is a pre-existing equity compensation plan that was approved by Roku’s stockholders prior to, and not adopted in contemplation of, the Merger;

WHEREAS, Nasdaq Listing Rule 5635(c) and IM-5635-1 permit shares that remain available for future issuance under a pre-existing, stockholder-approved plan of an acquired company to be used for post-closing awards under the acquiror’s equity compensation plan without approval of the acquiror’s stockholders, provided that such shares (1) are appropriately adjusted to reflect the transaction, (2) are not used beyond the period during which they would have been available for issuance under the pre-existing plan, absent the transaction, and (3) are not used for awards to individuals who were employed by the acquiror or its subsidiaries (other than Roku and its subsidiaries) as of the Effective Time;

WHEREAS, the Company desires to amend the Plan, effective as of the Effective Time and subject to and contingent upon the occurrence of the Closing, to provide that the shares that remain available for future issuance under the Roku Plan as of immediately prior to the Effective Time, as converted into shares of Common Stock based on the Adjustment Ratio, may be used for awards under the Plan as a separate, additive share reserve, subject to the limitations set forth in this Amendment; and

WHEREAS, pursuant to Article VIII of the Plan, the Board has the authority to alter, amend, suspend or terminate the Plan at any time, in whole or in part, without stockholder approval except where stockholder approval is required by law or under the rules of the Nasdaq Global Select Market or other principal stock exchange on which the Common Stock is then listed.

NOW, THEREFORE, the Plan is hereby amended as follows:

ARTICLE I

AMENDMENT

Section 1. New Definitions. Section 1.2 of the Plan is hereby amended to add the following new defined terms, to be inserted in appropriate alphabetical order:

“Adjustment Ratio” shall mean the sum of (a) the Exchange Ratio plus (b) the quotient obtained by dividing the Per Share Cash Amount by the Parent Measurement Price.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Exchange Ratio” shall have the meaning set forth in the Merger Agreement.

“Grant Period End Date” shall mean January 1, 2034, which is the date on which the automatic annual increase to the share reserve under Section 3(a) of the Roku Plan was, by its terms, scheduled to cease, and which the Company has determined is the appropriate outside date through which shares would have remained available for grant under the Roku Plan absent the consummation of the transactions contemplated by the Merger Agreement.

“Legacy Fox Service Provider” shall mean any individual who was an employee of the Company or any of its Affiliates (excluding, for this purpose, Roku, Inc. and its subsidiaries) as of the Effective Time.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 14, 2026, by and among the Company, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC and Roku, Inc., as it may be amended from time to time.

“Parent Measurement Price” shall have the meaning set forth in the Merger Agreement.

“Per Share Cash Amount” shall have the meaning set forth in the Merger Agreement.

“Roku Assumed Share Reserve” shall have the meaning set forth in Section 1.5(c) of the Plan.

“Roku Plan” shall mean the Roku, Inc. Amended and Restated 2017 Equity Incentive Plan, as in effect immediately prior to the Effective Time.

“Substitute Roku Award” shall mean an Award granted, or shares of Common Stock issued, by the Company in assumption of, or in substitution or exchange for, a Roku equity award outstanding as of immediately prior to the Effective Time, as provided for in Section 2.02 of the Merger Agreement.

Section 2. Roku Assumed Share Reserve. Section 1.5 of the Plan is hereby amended to add the following new subsection (c):

“(c) Roku Assumed Share Reserve. Without limiting the generality of Section 1.5(a), in connection with the Merger Agreement, as of the Effective Time, an additional 91,944,833 shares of Common Stock (the “Roku Assumed Share Reserve”), representing the number of shares of common stock of Roku, Inc. that remained available for future issuance under the Roku Plan as of immediately prior to the Effective Time, converted into shares of Common Stock based on the Adjustment Ratio and rounded down to the nearest whole share, shall be available for the grant of Awards under the Plan, subject to the terms of this Section 1.5(c). The Roku Assumed Share Reserve shall be in addition to, and shall not reduce or be drawn from, the shares of Common Stock authorized for issuance under Section 1.5(a), and the Roku Assumed Share Reserve shall not count against, and shall not be counted as part of, the Section 1.5 Limit. Notwithstanding the foregoing or anything else in the Plan to the contrary, Awards from the Roku Assumed Share Reserve may be granted only in accordance with the following conditions:

(i)

Exchange Compliance: Awards from the Roku Assumed Share Reserve shall be made only to the extent such Awards are permitted to be made without approval of the Company’s stockholders under the rules of the Nasdaq Global Select Market (or such other principal stock exchange on which the Common Stock is then listed), including Nasdaq Listing Rule 5635(c) and IM-5635-1 or any successor rule;

(ii)

Eligible Recipients: Awards from the Roku Assumed Share Reserve shall not be granted to any Legacy Fox Service Provider. For the avoidance of doubt, Awards from the Roku Assumed Share Reserve may be granted to any employee, director or other Service Provider of the Company or any of its Affiliates (including Roku, Inc. and its subsidiaries following the Effective Time) who is not a Legacy Fox Service Provider, whether such person’s Service with the Company or its Affiliates commenced before, upon or after the Effective Time;

(iii)	Grant Period: No Award using shares from the Roku Assumed Share Reserve shall be granted on or after the Grant Period End Date;

(iv)

Capitalization Adjustments: The number of shares constituting the Roku Assumed Share Reserve, and the number of shares subject to any outstanding Award granted from the Roku Assumed Share Reserve, shall be subject to adjustment in accordance with Article VI of the Plan to the same extent as shares subject to the Section 1.5 Limit; and

(v)	No Incentive Stock Options: No Award granted from the Roku Assumed Share Reserve shall be an Incentive Stock Option.

To the extent permitted by law or the rules of the Nasdaq Global Select Market (or such other principal stock exchange on which the Common Stock is then listed), shares subject to an Award granted from the Roku Assumed Share Reserve that for any reason expires, is cancelled, forfeited or terminated without having been exercised or paid, or that is instead settled in cash, shall be added back to, and shall again become available for Awards under, the Roku Assumed Share Reserve (and not the Section 1.5 Limit), subject to the same share-counting principles set forth in Section 1.5(b) of the Plan and to the conditions of this Section 1.5(c). Any shares of Common Stock underlying Substitute Roku Awards granted pursuant to the Merger Agreement shall not be counted against, and shall not reduce, the Roku Assumed Share Reserve or the Section 1.5 Limit, consistent with Section 1.5(b)(iii) of the Plan, except that shares of Common Stock acquired upon exercise of a Substitute Roku Award that is an Incentive Stock Option shall count against the maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options under Section 1.5(a) of the Plan.”

Section 3. Effectiveness. This Amendment shall become effective as of, and is expressly subject to and contingent upon the occurrence of, the Effective Time. If the Merger Agreement is terminated for any reason prior to the Closing, this Amendment shall be void ab initio and of no further force or effect, and the Plan shall continue in effect without giving effect to this Amendment.

Section 4. No Other Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

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